Exhibit 5.1

April 6, 2001

Rational Software Corporation
18880 Homestead Road
Cupertino, California 95014

RE: REGISTRATION STATEMENT OF FORM S-3

Ladies and Gentlemen:

We are acting as counsel for Rational Software Corporation, a Delaware corporation in connection with the registration under the Securities Act of 1933, as amended, of 466,006 shares (the "Shares") of your common stock, pursuant to a Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about April 6, 2001 (the "Registration Statement"). The Shares are to be offered for sale by the selling stockholders named therein.

As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares. It is our opinion that the Shares are legally and validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI